                                                                    EXHIBIT 10.5


         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                Amendment #2 to
                        Exclusive Distributor Agreement
                                of May 30, 1996

1.   The term is hereby extended for one year until March 31, 1999

2. During this one-year extension the Minimum is [**] units and the Target is [**] units. FD shall purchase [**] units in the first quarter ( ending June 30, 1998) and [**] units each quarter thereafter. FD may replace its nine demo units at the Demo price (same as the Target price with Alternans) and these units will count toward the Minimum.

3.   The prices are [**]:

4. Each quarter the prices will be adjusted so that CHI and FD split the amount of exchange rate variation. The Adjusted Price will be determined from the above Contract prices by the following formula:

          Adjusted Price=Contract price x square root of (128/RATE)
          Where RATE is the Yen to dollar exchange rate on the last day of the previous quarter.

5. Both parties agree to use best efforts to complete a Marketing Plan within 60 days of signing this Amendment.

6. CHI agrees to supply a person or persons to FD for demonstration of the CH 2000 for a total of two weeks during the month of July . CHI will pay salary plus airfare to and from Japan; FD will pay travel and living expenses within Japan.

7. CHI agrees to use its best efforts to complete the software and product changes requested by FD and described on Attachment I.

8. The Product Descriptions for the CH 2000 Systems is hereby changed to that in the Price List in Attachment II. The Alternans Option is now called the Alternans Hardware Option and does not include a license to the Alternans Software. This license is conferred for a single use upon payment of a separate USE FEE. This USE FEE is included in the purchase price of a set of High Resolution Electrodes.

9. FD hereby agrees to the terms of the License Agreement in Attachment III which includes the Purchaser Agreement in Attachment A. FD agrees that its purchases of products from CHI are subject to the terms of the License Agreement, that it may only resell CHI products to others subject to the terms of the License Agreement, that it may only sell CHI products to those who agree to be bound by the Purchaser Agreement, and that it will not sell multi-segment electrodes for use on CHI systems except for those manufactured by or under license from CHI unless it has paid to CHI in advance the USE FEE called for under the License Agreement.

     FD further agrees that it is responsible for making its customers aware of the terms of the Product Descriptions and terms of the License Agreement and wishes to do so in a manner consistent with Japanese law and business practices.
Therefore:

     (a) Starting within sixty (60) days of signing this Amendment, FD agrees to use the Product Description language in Attachment II (or other language mutually agreed in writing by CHI and FD) in new quotations for the CH 2000 with Alternans hardware Option are made aware of and accept the terms of the Purchaser Agreement.

     (b) Within approximately one hundred and twenty days (120) of the signing of this agreement, CHI will add the Purchaser Agreement language to the labeling of the Hi-Resolution Electrodes pouch and to the Alternans Hardware Option box. Within sixty (60) days of CHI supplying the pouches with the Purchaser Agreement language, FD will ensure that customers who subsequently purchase CH 2000 with Alternans Hardware Option are made aware of and accept the terms of the Purchaser Agreement.

     FD acknowledges that its responsibilities in this paragraph 9 survive termination of the Exclusive Distributor Agreement.

10. This Amendment constitutes a valid Purchase Order (no ________) from FD to CHI for the Minimum quantity of Stress only CH 2000 systems to be shipped quarterly from CHI to FD on or about the first week of the last month of each quarter. FD agrees to supply amendments to this Purchase Order prior to the 15th of the first month of each quarter for changes in quantities and mix for shipments during the quarter.

11. During the course of this agreement both companies agree to start to discuss mutual technical collaboration for future products.

CAMBRIDGE HEART                          FUKUDA DENSHI

Signed:   /s/ J. M. Arnold               Signed:  /s/ Takeyasn Yawamen
         ------------------------                ---------------------
          J.M. Arnold                             Director

  By:     Jeffrey A. Arnold                By:    Takeyasn Yawamen
       ---------------------------           -------------------------
          Jeffrey A. Arnold                       Takeyasn Yawamen
          President & CEO

Date: July 2, 1998                       Date: June 29, 1998
      ------------                             -------------

         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                 Attachment I:

                          Product and Software Changes



                                      [**]

         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                 Attachment II:

                            Fukuda Denshi Price List



                                      [**]

                                Attachment III:

                               License Agreement

CH-2000 Cardiac Diagnostic System with T-Wave Alternans Hardware ("the System")
     CH-2000 Cardiac Diagnostic System Alternans Software ("the Software")

This is a legal agreement between Fukuda Denshi ("FD") and Cambridge Heart, Inc.
                                    ("CHI").

  CHI owns technology, including patents and copyrights, related to the detection and analysis of alternans ("the CHI technology"). FD ACKNOWLEDGES AND AGREES THAT PURCHASE OF THE SYSTEM BY FD DOES NOT PROVIDE RIGHTS IN ANY OF THE CHI TECHNOLOGY.

Grant of License. CHI grants to FD the right to use one copy of the Software and
------------------
any upgrades or new versions thereof on each system provided by CHI in Japan. This license is contingent upon payment in advance by FD of a USE FEE for each use of the Software to perform a single alternans test on a single patient. payment of the USE FEE provides a limited, single-use license of the CHI technology, including CHI's copyright in the Software and the technology described in CHI's U.S. Patent No. 5,713,367, to perform a single alternans test. The USE FEE is deemed to be paid in full for a particular alternans test if Hi-Resolution Electrodes manufactured by CHI are purchased and used with the alternans test, and also may be paid directly to CHI at the address provided below. THE LICENSE WILL TERMINATE IMMEDIATELY UPON USE OF THE SOFTWARE TO PERFORM AN ALTERNANS TEST WITHOUT PAYMENT IN ADVANCE OF THE USE FEE FOR THAT TEST. FD acknowledges that the performance of an alternans test without payment of the USE FEE constitutes a violation of CHI's rights.

Ownership: Copyright. FD owns the physical media on which the Software is
---------------------
originally or subsequently recorded, but CHI retains title and ownership of the Software recorded on the original media and all subsequent copies of the Software. This license is not a sale of the original Software or any copy thereof. The Software and the accompanying documentation are protected by United States patent and copyright laws and by international treaty provisions, and may contain trade secret and proprietary information. FD agrees to treat the Software like any other patented and copyrighted material. Subject to these restrictions, FD may either (a) make one copy of the Software soley for backup purposes in support of FD's permitted use of the Software, or (b) transfer the Software to a single hard disk, provided FD keeps the original of the Software soley for backup purposes. (Some versions of the Software may include mechanisms to limit or inhibit copying.) Any patent. copyright or other notices must be reproduced on the backup copy of the Software. FD may not copy the documentation accompanying the Software.

Right to Sublicense. CHI grants FD the right to see the System and to sublicense
--------------------
the Software to a purchaser of the system, provided that the purchaser agrees to be bound by terms and conditions contained in the Purchaser Agreement in Attachment A or other such Purchaser Agreement approved by CHI. CHI does not grant FD the right to sublicense the Software without requiring payment of the USE FEE for each use as set forth above.

Other Restrictions. FD may not rent or lease the Software, and, except as set
-------------------
forth above under the right to sublicense, may not transfer any rights under this Agreement. Any unapproved transfer of possession of the Software in whole
or in part to another party shall automatically terminate this license.   EXCEPT
AS SET FORTH ABOVE UNDER RIGHT TO SUBLICENSE, FD MAY NOT DISTRIBUTE COPIES OF SOFTWARE OR ACCOMPANYING DOCUMENTATION TO OTHERS. FD MAY NOT MODIFY, ADAPT, TRANSLATE, REVERSE ENGINEER, DECOMPILE, DISASSEMBLE, OR CREATE DERIVATIVE WORKS BASED ON SOFTWARE OR DOCUMENTATION.

General.  FD may not sublicense, assign or transfer the license of the Software
--------
except as expressly provided in the Agreement. Any attempt otherwise to sublicense, assign or transfer any of the rights, duties, or obligations thereunder is void. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of CHI. This Agreement is governed by the internal laws of the Commonwealth of Massachusetts, U.S.A., without the conflict of laws principles thereof and, to the extent not inconsistent with those laws, by the United Nations Convention on the International Sale of Goods. FD may contact CHI with any questions concerning this Agreement, or for nay other reason, including payment of the USE FEE, by writing to: CAMBRIDGE HEART, INC., 1 OAK PARK, BEDFORD, MA 01730.

FD further agrees that this Agreement is the complete and exclusive statement of the agreement with respect to the subject matter of this Agreement, and that this Agreement supersedes any proposal or prior agreement, oral or written, and any other communications relating to the subject matter of this Agreement.

                                  Attachment A

                              PURCHASER AGREEMENT:
                       CH-2000 CARDIAC DIAGNOSTIC SYSTEM
                            HI-RESOLUTION ELECTRODES
                            AND ASSOCIATED SOFTWARE


Opening of this package, constitutes acceptance by the purchaser of the terms, hereafter delineated.

TERMS OF THE AGREEMENT:
PRODUCT: CH-2000 CardiacDiagnostic System with Alternans Hardware Option (The System), Hi-Resolution Electrodes and CH 2000 Cardiac Diagnostic System Alternans Software.

The software and the accompanying documentation are protected by copyright laws and by international treaty provisions, and may contain trade secrets and other proprietary material.

RIGHTS OF PURCHASER: The purchaser acknowledges and agrees that the purchase of the product identified above does not provide rights, other than the right to use the system, to any technologies or proprietary materials used by or embodied in the system.

PURCHASER RIGHT: Fukuda Denshi grants the purchaser the right to use one copy of the Software, including upgrades or new versions, on a single computer provided by Fukuda Denshi. This right is contingent upon the payment, in advance, by the purchaser of a USE FEE for twenty (20) single uses. For use over this limit, additional use fees must be paid, in advance. USE FEE is deemed to be paid for each use if Hi-Resolution Electrodes manufactured by Cambridge Heart are purchased and used. NO RIGHT IS GIVEN FOR USE WITHOUT PAYMENT OF AN APPROPRIATE USE FEE.

The right to use the product is limited to Japan. The purchaser agrees that the product shall not be utilized outside of Japan.

OWNERSHIP: Fukuda Denshi is the licensee of the Alternans Hardware Option and the Alternans Software, both of which are owned and copyrighted by Cambridge Heart, Inc., 1 Oak park, Bedford, Massachusetts 01730, U.S.A.